SCHEDULE C

Transactions in Securities

Transactions by Stilwell Activist Fund, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	11/13/25	1,732	14.7000	25,460.40
Purchase of Common Stock	11/14/25	1,349	14.6000	19,695.40
Purchase of Common Stock	12/22/25	1,629	15.3866	25,064.77

Transactions by Stilwell Activist Investments, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Purchase Price
Purchase of Common Stock	11/13/25	7,183	14.7000	105,590.10
Purchase of Common Stock	11/14/25	6,588	14.6000	96,184.80
Purchase of Common Stock	12/03/25	1,141	15.0000	17,115.00
Purchase of Common Stock	12/11/25	1,984	15.2327	30,221.68
Purchase of Common Stock	12/15/25	1,527	15.2500	23,286.75
Purchase of Common Stock	12/18/25	7,322	15.2864	111,927.02
Purchase of Common Stock	12/19/25	2,294	15.3300	35,167.02
Purchase of Common Stock	12/24/25	1,333	15.5000	20,661.50
Purchase of Common Stock	12/29/25	3,376	15.4911	52,297.95
Purchase of Common Stock	01/08/26	4,017	15.5000	62,263.50
Purchase of Common Stock	01/09/26	1,295	15.5000	20,072.50